Media Contact: Misty Skipper
(904) 366-2949
Investor Contact: David Baggs
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CSX ANNOUNCES TENDER OFFERS FOR UP TO
$1.0 BILLION OF THE COMPANY'S NOTES AS PART OF
ITS PLAN TO REDUCE DEBT

JACKSONVILLE, Fla., May 17, 2005- CSX Corporation (NYSE:CSX) announced today the commencement of tender offers for up to $1.0 billion in aggregate principal amount of the notes listed below and in the manner described below. The total principal amount outstanding of the notes included in the offers is approximately $3.0 billion. CSX will conduct the offers in accordance with terms and conditions described in its Offer to Purchase dated May 17, 2005. Each offer will expire at 12:00 midnight, Eastern time, on June 14, 2005, unless extended (the “Expiration Date”).

“CSX has said that one of its goals is to strengthen the company’s balance sheet,” said Oscar Munoz, Executive Vice President and Chief Financial Officer. “This transaction reduces the company’s debt by approximately $1 billion, further enhances CSX’s credit profile and reduces its borrowing costs.”

The offers are presented in two separate smaller offers - one that covers three series of notes listed below that mature in 2006 (the “2006 Notes Offer”) and one that covers nine series of notes listed below, each of which matures on or after 2017 (the “Long-Term Notes Offer”). The aggregate principal amount of notes that may be purchased in the 2006 Notes Offer will not exceed $450,000,000, and the aggregate principal amount of notes that may be purchased in the Long Term-Notes Offer will not exceed $550,000,000. To the extent the aggregate principal amount of notes tendered exceeds these caps, CSX will accept notes purchased based on the priority level set forth below in the manner described in the Offer to Purchase.

The Total Consideration for each $1,000 principal amount of notes (other than CSX's Floating Rate Notes due 2006) tendered pursuant to each of the offers will be equal to the price that results in a yield to maturity equal to (1) the yield to maturity (or in the case of the 8.30% Notes due 2032, the date such notes are callable, May 1, 2007) on the applicable reference United States Treasury identified in the list below, as measured at 2 p.m., Eastern time, on June 1, 2005, plus (2) the fixed spread, listed below, for the security. CSX intends to use available cash to pay for notes it purchases pursuant to the offers.

Holders who tender and do not withdraw their notes on or prior to 5 p.m., Eastern time, on the Early Tender Date of May 31, 2005 will receive the Total Consideration for the applicable notes listed below. Holders who tender after the Early Tender Date but on or before the Expiration

 Date will receive the Tender Offer Consideration which is equal to the Total Consideration for their tendered notes minus the Early Tender Payment for those notes listed below. Holders who tender notes on or before the Early Tender Date can withdraw tenders on or before the Early Tender Date but not thereafter. Holders who tender notes thereafter can withdraw tenders on or before the Expiration Date.

In addition to any consideration received, holders who tender will be paid any accrued and unpaid interest calculated up to but not including the settlement date. The settlement date is expected to be June 15, 2005, which is one day after the Expiration Date or promptly thereafter.

Notes Related to 2006 Notes Offer

Notes	Principal Amount Outstanding	2006 Notes Acceptance Priority Level	Fixed Spread (Basis Points)/ Fixed Price	U.S. Treasury Reference Security	Early Tender Payment*
CSX 2.75% Notes due 2006	$200,000,000	1	15	1.625% due February 28, 2006	$2.50

CSX 9% Notes due 2006	$300,000,000	2	18	2.375% due August 15, 2006	$2.50

CSX Floating Rate Notes due 2006	$300,000,000	3	$1,004.79 **	N/A	$2.50

* Per $1,000 principal amount of Notes accepted for purchase.
** The Offer with respect to CSX Floating Rate Notes will be based on a fixed price of $1,004.79 per $1,000 principal amount.

Notes Related to Long-Term Notes Offer

Notes	Principal Amount Outstanding	Long-Term Notes Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Early Tender Payment *
CSX 8.625% Notes due 2022	$200,000,000	1	90	5.375% due February 15, 2031	$17.50
CSX 7.95% Notes due 2027	$500,000,000	2	110	5.375% due February 15, 2031	$17.50

Notes	Principal Amount Outstanding	Long-Term Notes Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Early Tender Payment *
CSX 8.10% Notes due 2022	$150,000,000	3	90	5.375% due February 15, 2031	$17.50
CSX 7.25% Notes due 2027	$250,000,000	4	115	5.375% due February 15, 2031	$10.00
CSX 7.90% Notes due 2017	$400,000,000	5	95	4.125% due May 15, 2015	$10.00
CSXT 7.875% Notes due 2043	$99,989,000	6	135	5.375% due February 15, 2031	$10.00
CSX 6.80% Notes due 2028	$200,000,000	7	118	5.375% due February 15, 2031	$10.00
CSX 8.30% Notes due 2032	$150,000,000	8	75	3.625% due April 30, 2007	$5.00
CSXT 9.75% Notes due 2020	$227,171,000	9	93	5.375% due February 15, 2031	$5.00

*	Per $1,000 principal amount of Notes accepted for purchase.

Morgan Stanley & Co. Incorporated, Credit Suisse First Boston and UBS Investment Bank are the dealer managers for the offers. Global Bondholder Services Corporation is the Information Agent and the Depositary. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2005, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Morgan Stanley & Co. Incorporated at (800) 624-1800 (toll-free) or (212) 761-1457 (collect), Attn. Riccardo Cumerlato, Credit Suisse First Boston at (800) 820-1653 (toll free) or (212) 325-2547 (collect), Attn. Liability Management Desk or UBS Investment Bank at (888) 722-9555 ext. 4210 (toll free) or (203) 719-

4210 (collect), Attn. Liability Management Group. Requests for documents should be directed to Global Bondholder Services Corporation at (866) 540-1500 or (212) 430-3774 (collect).

CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies providing rail, intermodal and rail-to-truck transload services that connect with 70 river, ocean and lake ports, as well as more than 230 shortline railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 21,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal Inc. is a stand-alone integrated intermodal company serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, http://www.csx.com/.
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